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                                                                   EXHIBIT 23.2

The Board of Directors
Dunn Computer Corporation

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 7, 1997 relating to the combined balance sheet of International Data Products, Corp. and combined company as of September 30, 1997, and the related combined statements of income, retained earnings, and cash flows for each of the years in the two-year period ended September 30, 1997, in the Registration Statement (Form S-1 No. 333-36022) and the related Prospectus of Dunn Computer Corporation for the registration of 4,657,114 shares of its common stock.



KPMG LLP

McLean, VA
June 30, 2000